Media contact:
Katya Pruett
Phone: 1-248-754-0550
Email: mediacontact@borgwarner.com

BorgWarner Appoints
Roger A. Krone to Board of Directors
Auburn Hills, Michigan, February 8, 2017 - BorgWarner announced today that Roger A. Krone has been named to its board of directors. Krone is Chairman and Chief Executive Officer of global science and technology company Leidos Holdings Inc., where he leads 33,000 employees in solving important problems in defense, intelligence, homeland security, civil and health markets. Prior to that, he served as President of Network and Space Systems for The Boeing Company, where his organization provided integrated technologies to government and commercial customers.
“Krone possesses nearly four decades of business experience in technology, acquisitions, program management and finance. His expertise and perspective as a currently-serving CEO of a global business make him well qualified to serve as a member of our board of directors,” said Alexis P. Michas, Non-Executive Chairman, BorgWarner.
Mr. Krone earned a bachelor’s degree in aerospace engineering from the Georgia Institute of Technology, a master’s degree in aerospace engineering from the University of Texas at Arlington, and a Master of Business Administration from the Harvard Graduate School of Business. Mr. Krone is also a certified public accountant (inactive).

About BorgWarner
BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 62 locations in 17 countries, the company employs approximately 27,000 worldwide. For more information, please visit borgwarner.com.